UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 23, 2007 (November 16, 2007)
Date of Report (Date of earliest event reported)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32421	58-2342021
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1718
New York, NY 10170
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 201-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On November 16, 2007, and November 23, 2007, the Company entered into the material agreements described under Item 3.02 below.

Item 3.02: Unregistered Sales of Securities

On November 16, 2007, the Company entered into subscription agreements with five (5) individual investors for an offering of $1.225 million in consideration for 2,311,321 shares of Common Stock. In addition, the Company issued warrants to purchase 1,155,661 shares of common stock exercisable at $.53 per share. The offering was made in reliance on Rule 506 of Regulation D as promulgated by the United States Securities Exchange Commission under the Securities Act of 1933, as amended.

Also, on November 23, 2007, the Company entered into a subscription agreement with one individual investor for an offering of $.250 million in consideration for 625,000 shares of Common Stock. In addition, the Company issued warrants to purchase 312,500 shares of common stock exercisable at $.40 per share. The offering was made in reliance on Rule 506 of Regulation D as promulgated by the United States Securities Exchange Commission under the Securities Act of 1933, as amended.

The proceeds of the offering will primarily be used for general corporate purposes.  The Company has the right to sell up to a total of $7 million of Common Stock in the current Private Placement.

The Company is obligated to use its best efforts to file a registration statement with the Securities and Exchange Commission including the warrants within 60 days of the date hereof.

The investors include the Company’s Chairman, and Treasurer.

Item 9.01: Financial Statements and Exhibits

10.1	Form of Subscription Agreement

10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Fusion Telecommunications International, Inc.
By:	/s/ Mathew D. Rosen Matthew D. Rosen, President and Chief Executive Officer

November 23, 2007